Exhibit 99.1

Actelis Announces Order Received and Launch of New Last Mile Hybrid-Fiber Multi-Gigabit Broadband Solution For Buildings and IoT Applications

Instant, Cost-Effective Deployment of Secure Multi-Gigabit Connectivity Over Extended Distances Is Now Possible With the GigaLine 800 Series

FREMONT, Calif., December 14, 2023 — Actelis Networks, Inc. (NASDAQ:ASNS) (“Actelis” or the “Company”), a market leader in cyber-hardened, rapid deployment networking solutions for IoT applications, today announced the official launch of the cyber and temperature hardened GigaLine 800 Hybrid-Fiber, last mile broadband networking solution. This new solution is designed to help network operators solve the challenge of deploying multi-Gigabit connectivity over thousands of feet in a secure, instantaneous, and economical manner by extending fiber connectivity utilizing existing copper and coax wiring. Now, without the need to wait for fiber availability, millions of homes and businesses can be connected immediately to broadband services generating new revenue opportunities for providers. Additionally, with GigaLine 800, operators of smart rail, smart campus, smart city as well as industrial and military networks have a fast path to completing their IoT projects on time and under budget.

In recent years, network providers have made strong progress in deploying fiber, however, in millions of cases it has not been economical to install fiber all the way to a building, a specific location or device. For example, today fiber is installed nearby or “passes” approximately half of the primary homes in the United States, however, less than half of those homes in buildings that are “passed” by fiber are actually connected to the fiber outside. Getting fiber all the way to a home or business is expensive and time consuming due to construction costs, labor shortages, permitting issues and landlord-carrier friction. Actelis’ new GigaLine 800 aims at extending the fiber connection to all the buildings that fiber does not reach and helps get broadband services all the way through to homes or offices. Installation is instant and low cost by utilizing the wiring that is already present in the building. Similarly, all IoT applications that require secure, high speed, long reach connectivity to cameras, radars, small wireless or Wi-Fi base stations, or other devices may enjoy similar advantages.

The GigaLine 800 solution delivers 5 Gbps over the last 1,000 feet and 1 Gbps over the last 3,000 feet closing the gap between the fiber termination point and the out of fiber reach building. The installation process is simple, saving providers the time and cost of digging up concrete while eliminating the need to obtain permits. The GigaLine 800 can be configured for point-to-point or point-to-multi-point applications, with capability to connect multiple buildings or IoT devices from one unit.

Actelis places high importance on network security when designing its products which is why it incorporated high-end security protocols into the GigaLine 800. The device features 256-bit MACsec encryption and integrates seamlessly with Actelis’ encrypted MetaASSIST element management system to offer protection at the switching, transmission, and network management levels. The Gigaline 800 also supports FIPS cyber-security standards as required by DoD for sensitive applications.

“There is a growing demand in the market to get multi-Gigabit connectivity to unserved and underserved locations but in many cases running fiber takes many months to deliver, and the cost has been way too high to make it happen,” said Tuvia Barlev, chairman and CEO of Actelis. “Until now, millions of people have been denied broadband services and we believe that the GigaLine 800 will be used to solve that problem immediately.”

As previously reported, Actelis showcased its new GigaLine 800 solution at the Broadband Communities Summit in May 2023, helping to generate interest from local and state agencies as well as network providers and system integrators. A recent order has been received by a global integrator of infrastructure, demonstrating the appeal of the GigaLine 800 in the market.

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About Actelis Networks, Inc.

Actelis Networks, Inc. (NASDAQ: ASNS) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber-copper, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment. For more information, please visit www.actelis.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Media Contact:

Sean Renn

Global VP Marketing & Communications

srenn@actelis.com

Investor Relations Contact:

Kirin Smith

PCG Advisory, Inc.

Ksmith@pcgadvisory.com